Exhibit 99.2

Transcript of MiNK Therapeutics, Inc.

Third Quarter 2025 Earnings Call

November 14, 2025

CORPORATE PARTICIPANTS

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Stefanie Perna Mink Therapeutics Inc - Chief Communication Officer
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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director
•
Terese Hammond Mink Therapeutics Inc - Head of Inflammatory and Pulmonary Diseases
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Christine Klaskin Mink Therapeutics Inc - VP Finance

PRESENTATION

Operator

Good morning, and welcome to MiNK Therapeutics' third quarter 2025 conference call and webcast. (Operator Instructions) Please note, this event is being recorded. If anyone has any objections, you may disconnect at this time.

I would now like to turn the conference over to Stefanie Perna, Chief Communication Officer. Stefanie, please go ahead.

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Stefanie Perna Mink Therapeutics Inc - Chief Communication Officer

Thank you, operator, and thank you all for joining us today. Today's call is being webcast and will be available on our website for replay. I'd like to remind you that this call will include forward-looking statements, including notes related to our clinical development, regulatory and commercial plans, time lines for data releases and partnership opportunities. These statements are subject to risks and uncertainties.

Please refer to our SEC filings available on our website for a detailed description of these risks. Joining me today are Dr. Jennifer Buell, President and Chief Executive Officer; Dr. Terese Hammond, Head of Development; and Christine Klaskin, Principal Financial and Accounting Officer.

I'd like to turn the call over to Dr. Buell to highlight our progress from this quarter.

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Thank you, Stefanie. Good morning, everyone. This quarter marks a defining period for MiNK Therapeutics. We're now a fully independent operated company focused, agile and singularly dedicated to advancement of our iNKT cell therapy platform. Over the course of this year, we've not only strengthened our science but also elevated our global visibility, presenting major new findings at ASCO GI, AACR IO, the inaugural meeting and most recently, last week at the Society for Immunotherapy of Cancer, the SITC annual meeting.

MiNK was founded on a bold idea that a single naturally derived immune cell type, one of the most highly conserved cells in immunology, the invariant natural killer T cell, very potent subset of T cells could be harnessed to both ignite and regulate immunity. In this quarter, that idea became a reality. We're going to go through this in some detail.

At SITC, this year, in Washington D.C., we presented updated clinical data from our ongoing trial of agenT-797, our allo off-the-shelf iNKT cell therapy. This product was administered alone or in combination with approved anti-PD-1 therapies in patients with relapsed or refractory solid tumors. These were patients with heavily pretreated immune therapy resistant and in most cases, without remaining clinical options. What we observed was really nothing short of remarkable. Patients who received 797 in combination with PD-1, achieved a median overall survival of approximately 23 months. This is really unexpected, given this Phase I clinical trial in a refractory setting, we would expect survival to really be under six months.

We observed to complete remission in a patient with metastatic testicular cancer who had failed prior chemotherapy stem cell rescue and checkpoint inhibition. We also observed the durable partial response in the second-line gastric cancer patient who has failed prior therapies. We also saw disease stabilization with to long survival across multiple other difficult-to-treat cancers. These cancers include thymoma, cholangiocarcinoma, renal cell carcinoma and adenoid cystic carcinoma, with survival extending beyond two and even three years in some cases.

These observations demonstrate not only the durable activity of 787, but also its potential to restore immune function in patients who had exhausted all available therapies. And crucially, this was achieved without hallmark toxicities that have limited other cell therapies. We observed no cytokine release syndrome, no neurotoxicity, no graft-versus-host disease. The most common treatment-related event was mild fatigue. In just a few moments, you're going to hear from Dr. Terese Hammond to delve deeper into our findings, the immune mechanisms underlying the results the translational data that explains agenT-797s unique biology and how these insights are shaping our next generation of trials.

What we are seeing in our data is beyond a response. It's really a substantial improvement in immunity immune restoration. These iNKT cells are doing what the immune system was really designed to do, identify danger, coordinated response and resolve inflammation with precision. In the case of cancer, what we observed is a controlled inflammatory response that was correlated with prolonged survival and in some cases, with deep durable and complete remissions in some cancer types.

Mechanistically, 797 operates through dual pathways, both a T cell receptor dependent and a T cell receptor independent pathway. These cells recognize glycolipid antigens through CD1d. They're naturally engineered in that way, enabling them to target both malignant and stress cells and ways conventional T and NK cells cannot.

At the same time, these cells can reprogram the immune microenvironment. We published these data and presented them publicly from our clinical trials. What we've observed at the iNKT cells can activate dendritic cells, repolarize macrophages towards an M1 pro-inflammatory phenotype in cancer and reinvigorate exhausted T cells. The result is a potent but controlled immune reaction, a rise in interferon gamma, IL-2, TNF-alpha within 48 hours of infusion that turns these cold, otherwise cold tumors hot without systemic toxicity. Our data over the course of this year really reinforce 797s position as a platform therapy, and that's how we intend to advance it. It also underscores how MiNK Therapeutic has become the most clinically advanced company in the world, developing allogeneic iNKT cells. Our science alone isn't the only component that makes Mink unique.

It's really how we're building with public-private partnerships and very -- with very disciplined capital use and a clear sustainable strategy. I'll go into that in a little bit more detail. This quarter, we were honored to witness our leadership and Board of Director member, Dr. Robert Kadlec, participate in his confirmation hearing by the US Senate.

Dr. Kadlec is a national leader in Biodefense and preparedness whose partnership has helped us for deep collaborations with federal and academic institutions that have really propelled MiNK forward. As Dr. Kadlec continues its honorable life of service. And upon his recommendation and to our tremendous enthusiasm, we also just recently welcomed Dr. John Holcomb, to our Board of Directors. Dr. Holcomb is the US Army Kernel, Trauma Pioneer and author of over 700 scientific papers whose work has saved countless lives.

These two leaders embody what MiNK stands for, science with purpose, innovation and service of survival. Building on that foundation, we've established a strategic partnership with experts from the University of Wisconsin Carbone Cancer Center to advance our iNKT program in immune reconstitution following stem cell transplantation. Each year, tens of thousands of patients face the risk of graft-versus-host disease infection and relapse following hematopoietic stem cell transplantation.

And in fact, this impacts more than half of the patients undergoing stem cell transplantation. Our Invariant Natural Killer T cells by enhancing immune balance and also naturally preventing graft-versus-host disease, we believe, can help prevent these complications and improve recovery and outcomes for these patients.

We have two major public private brands that are now supporting our work and delivering these therapies in the prevention and treatment of graft-versus-host. First, the Department of Defense and NIH STTR Awards, enabling MiNK and the University of Wisconsin to develop and test 797 in preclinical transplant models. And a second, a philanthropic clinical grant to our team at the University of Wisconsin that directly funds patient enrollment immune monitoring and biostatistical operations for the trial.

These awards allow us to execute a first-in-human Phase I study with minimal capital impact, demonstrating how MiNK's partnership model can amplify scientific impact while preserving shareholder value. As we advance these programs, we're also preparing for a global Phase II, possibly Phase II/III clinical trial in acute pulmonary dysfunction with multidrug-resistant infections. This is a setting where immune failure drives mortality.

Study will launch within weeks in collaboration with the network of critical care centers that mirror US patient demographics. Our objective is to confirm that iNKTs can restore immune homeostasis, reduced ventilator days and improved survival in critically ill patients. These studies are building on the Phase I findings that Dr. Terese Hammond published in Nature Communications a short time ago.

We believe that these cells and in this critically ill population can potentially transform how we treat immune collapse in both civil and military populations. As we prepare for a more formal and comprehensive public announcement of the imminent launch of our grant-funded clinical trial in graft-versus-host diseases and the advancement of our late-stage program in severe pulmonary inflammatory disease, I want to underscore the clinical leadership now guiding these efforts. Today marks the first participation of Dr. Terese Hammond as a member of MiNK Therapeutics.

Terese is nationally recognized leader in pulmonary and critical care medicine, with extensive experience advancing registration stage programs in severe pulmonary and inflammatory diseases. She has served this clinical investigator on pivotal trials and including those at MiNK, is the lead author of our landmark Nature Communications publication, demonstrating the clinical impact of agenT-797 in patients with acute respiratory distressed syndrome.

Importantly, Terese will be leading the charge as we advance our iNKT platform into a broader range of inflammatory diseases, areas where patients face a profound lack of effective therapeutic tools. This includes interstitial lunge disease, idiopathic pulmonary fibrosis and other immune-driven conditions where our translational data and clinical observations point to compelling opportunities for impact. Her leadership, grounded in real-world ICU and pulmonary critical care medicine will ensure that these programs are shaped by scientific insight and patient need.

With that, I'm pleased to turn it over to Dr. Hammond, who will take you deeper into the biology, mechanistic underpinnings and the clinical findings that make these opportunities so meaningful for patients. Dr. Hammond?

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Terese Hammond Mink Therapeutics Inc - Head of Inflammatory and Pulmonary Diseases

Thank you so much, Jen, and good morning, everyone. The heart of our work lies a fundamental question. What is the immune system could be retrained to hear itself? As both a physician and a scientist, I've spent decades caring for patients with cancer, respiratory failure and severe infection, watching them decline not because we lack medicines, but because we've lacked a way to reconstitute the requisite immune function.

Our iNKT cell data now show for the first time that such restoration may finally be possible in much the same way that agenT-797 has been able to rescue patients with heavily pretreated solid tumors, we've observed that these cells can also rescue critically ill patients in respiratory failure that have failed all available standard of care treatments.

So building on Jen's summary of the Phase I solid tumor study, I want to emphasize the depth and breadth of what we've observed. We treated patients with relapsed or refractory cancers, 82% receiving agenT-797 alone and 18% receiving combination therapy with PD-1 blockade. These patients had a median of four prior lines of therapy, so heavily pretreated.

Nearly half had already failed PD-1 ligand inhibitors and most have exhausted every standard option. Yet agenT-797 drove meaningful and durable activity across a diverse range of tumor types. The complete remission observed in metastatic germ cell testicular cancer now ongoing for more than two years following a single infusion of agenT-797 in combination with PD-1 blockade, is for our knowledge, unprecedented in this population.

The durable partial response in second line gastric cancer is equally impactful in a disease where excessive survival is typically measured in single digits. Beyond these published cases, we also saw exceptional survivors across both monotherapy and combination arms. A patient myeloma treated with agenT-797 monotherapy remains progression-free more than three years after a single infusion. This finding is scientifically intriguing, given the immune dysregulation inherent to cyanic malignancies and the association with autoimmune conditions, such as myasthenia gravis. In the combination cohort, a patient with metastatic renal cancer and another was agnoid cystic carcinoma, each demonstrated prolonged survival, far exceeding historical expectations, remaining progression-free beyond two years.

These cases underscore the potential breadth of the platform and reveal a consistent pattern when you restore immune coordination rather than simply intensifying cytotoxic pressure, you get long-term survivors. What made these outcomes even more compelling with what we observed when we analyze the patient's tumor biopsies in peripheral immune signatures. In responders, we saw dramatic infiltration of CD8-positive T cells, NK cells and antigen-presenting dendritic cells into the tumor microenvironment.

We also detected transient well-regulated increases in interferon gamma, granzyme B, TNF alpha and VEGF-D, reflecting a localized and productive pro-inflammatory burst rather than systemic immune toxicity. RNA sequencing confirmed broad activation of cytotoxic pathways with gene set enrichment demonstrating strong cytolytic and innate immune signatures emerging after treatment. These findings collectively revealed that agenT-797 does not merely live tumor cells, it reprograms the tumor microenvironment, so still very important, shifting it from exhaustion to activation.

Tumors that have been immunologically cold became immunologically hot and previously exhausted T cells regain killing potential. Mechanistically, this makes sense. Our translational research work shows that agenT-797 acts through dual TCR dependent and TCR independent pathways, recognizing glycolipid antigens presented by CD1d and stress ligand, such as MICA through NKG2D. This dual targeting enables direct catalysis of malignant cells while simultaneously triggering a cascade of immune modulating events. We saw dendritic cell activation and maturation reversal of an immunosuppressive M2 macrophage phenotype back to the inflammatory M1 phenotype and rescue a particularly exhausted tumor-specific T cells.

In co-culture experiments, exhausted T cells that have lost killing function regained it in the presence of iNKT or even the soluble factors they secrete the so-called secretome, demonstrating that agenT-797, both as a killer, and is immune orchestrator, which I think is the most profound statement here. This mechanistic foundation helps explain why long-term survivors emerge even for monotherapy and why the combination cohorts so disproportionate benefit despite small numbers.

This immune reprogramming capacity extends far beyond oncology. In preclinical ARDS and respiratory injury models, iNKTs protected the LDL of barrier, prevented the runaway inflammation of cytokine storm we often see in the ICU and reduce bacterial and fungal outgrowth in the lungs. They restored coordination between adaptive and immune systems in settings where this coordination usually collapses. These findings form the rationale of our upcoming global Phase II trial with potential expansion to Phase III and acute pulmonary dysfunction.

Importantly, this trial uses endpoints already accepted by the FDA, ventilator-free days and 28-day mortality. Finally, our organ transplantation advances its immune restoration theme even further. Our University of Wisconsin study supported by the Department of Defense, STTR Grant and a federal clinical grant awarded to UW will evaluate agenT-797 as a means to accelerate engraftment, reduce relapse and prevent graft-versus-host disease, all without lymphodepletion.

The concept is simple but profound rather than suppressing immunity to control inflammation, we aim to reeducate the immune system, the inherent immune system, so it can function correctly from the outset. This is what sets Mink part. We are not layering another drug on to existing regime. We are not iterating on old ideas. We are redefining the architecture of immune recovery in cancer and infection in critical illness and in transplantation. And the opportunities ahead are vast. I look forward sharing more of our aggressive clinical and translational plans for 2026 during our next call.

And with that, I'd like to turn the call over to Christine Klaskin to review the financials. Christine?

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Christine Klaskin Mink Therapeutics Inc - VP Finance

Thank you, Terese. During the third quarter of 2025, we executed and implemented an at-the-market sales agreement and ended the quarter with a cash balance of $14.3 million. Since quarter end, we have raised an additional $1.2 million through this program, providing a runway through 2026. Our net loss for the quarter ended September 30, 2025 was $2.9 million or $0.65 per share compared to $1.8 million or $0.46 per share for the third quarter of 2024.

For the nine months ended September 30, 2025, our net loss was $9.9 million or $2.39 per share compared to $8.3 million or $2.24 per share for the same period in 2024. These results reflect ongoing support of our operations and the activity supporting our agenT-797 programs discussed by Jen and Terese.

I will now turn the call over to Jen for closing remarks.

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Thank you Terese and Christine. As you've heard, we've strengthened our leadership team with the onboarding of Dr. John Holcomb and Dr. Terese Hammond. We've also fortified our balance sheet and expect to continue to do so through strategic and collaborative partnerships.

With the foundation in place, we're entering a period of meaningful execution. As Christy highlighted, there are such areas where our spend has expanded beyond the same time period of last year. And I want to reiterate that some of these activities are reimbursed or STTR grant, and that the upfront spend associated with our pulmonary and GvHD programs is reimbursable under the innovative awards from our government and collaborators.

In addition, we have prospectively acquired critical reagents to ensure a seamless and uninterrupted US-based manufacturing supply of our allogeneic iNKT cells as our programs advance. These proactive steps reflect intentional and disciplined investment aligned with our development priorities.

During the third quarter of 2025, we also opportunistically executed and implemented an at-the-market sales agreement to leverage a substantial more than 700% increase in our equity price. This enabled us to access cash that limited dilution to shareholders and extend our cash runway through 2026, covering critical deliverables and meaningful inflections.

In the coming quarters, we will advance our grant funded GvHD study, progressed our late-stage program in severe pulmonary disease and broaden our iNKT platform into inflammatory conditions where patients have few or no effective therapies. And by this time next year, we expect to have multiple clinical programs actively enrolling patients, early readouts emerging from our GvHD and pulmonary cohorts and a clear line of sight towards pivotal enabling pathways across our inflammatory and critical illness portfolio.

Each of these represent the potential value-creating inflection points supported by strong biology peer-reviewed activity and data and defined regulatory framework. We look so forward to updating you as we continue disciplined patient-focused execution.

With that, I'll turn the call back over to the operator to open the line for questions. Thank you.

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QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Emily Bodnar, HC Wainwright.

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Emily Bodnar H C Wainwright & Co LLC (Pre-Merger) - Equity Analyst

I guess for my first one, Obviously, very nice to see long-term survival in terms of the combination of monotherapy patients that you presented at SITC. I was curious, given the combo portion was pretty small with six patients, have you thought about maybe expanding this cohort to include more patients to potentially initiate a dose expansion based on some of solid tumors that you've seen the most benefit in? And then separately, if you could provide a bit more details from timing, for the launch of the severe pulmonary disease trial? And any sort of funding update for that trial, please?

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Emily, thank you so much for your call and your questions as always and your continued support. The -- with respect to the combination with PD-1, so as we are seeing an enormously growing population of patients who are previously treated with anti-PD-1 therapies.

And what we've now published on a few occasions is that we could salvage patients who have failed prior PD-1 therapy, and we've seen this now in areas where PD-1 is standard of care as well as where is being experimentally used. So the opportunity to add the cells on and see the salvage opportunity, I think, it's really quite enormous. The patients that we have seen the most dramatic responses with our patients who have otherwise failed PD-1 that have continued it on. And it, indeed, the data that we've observed does set us up to expand this cohort.

We're actually doing so very creatively right now and we'll be announcing relatively soon and expanded cohort that will be moving into a Phase II that we anticipate will be largely externally financed to support some of this effort in tumor types that we have previously demonstrated this combination benefit. And when I -- first, the data that we've observed in second-line gastric cancer, have set the stage for a study that is currently active at Memorial Sloan Kettering and the (inaudible) Group. We presented data at AACR IO, and we'll continue to read out clinical findings now that we've achieved some lengthy follow-up time that gives us an indication of the survival benefit.

So we see immunologic activity, and next will be the clinical associated clinical activity in second-line gastric. Those data will help us understand where to take the program next in second-line gastric cancer or in an earlier disease setting, and that's something that we're currently discussing. Secondly, the data that we observed that was a complete clinical response in a patient with testicular cancer, seminoma, germ cell opens up an enormous opportunity for us, we believe, in a cohort of patients that could be super selected.

This is not the only case that we observed in the germ cell family where these cells could be -- that have been quite active. So this is a study that's also very much under discussion. It allows us to homogenize the patient population and really interrogate dose and combination benefit in a population of patients that could enable a relatively rapid development pathway in an area of high unmet need. So the findings, I agree, have really set us up now to do a deeper investigation. We have a small cohort where we saw some profound benefit and really quite remarkable long-term survival in a very refractory population.

And so those data are now leading us to take these into extended cohorts, but really, I'd like to get them into more formally designed Phase II study as opposed to an expanded cohort in the Phase I where we could have some stepping off point with early signals of activity into rapid development pathways. Your second question was -- I'm sorry, I forgot it. Could you remind me your the question?

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Emily Bodnar H C Wainwright & Co LLC (Pre-Merger) - Equity Analyst

Sure. Just around timing of launch for the severe pulmonary disease trial and any funding updates?

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Okay. So we are actually in the activation phase right now. And we're hosting the team is hosting a couple of activation visits really imminently as we speak, which will set us up for dosing of our first patient we were targeting this year, it will be no later than very early next year. So our goal is to work to get a patient on the cohort imminently this year, but we're working with the centers and the holidays. And so it's going to be at the latest very, very early of Q1 of next year. So it's moving.

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Operator

Mayank Mamtani, B. Riley.

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Mayank Mamtani B. Riley Securities Holdings Inc - Analyst

I appreciate the progress here on the broader allogeneic iNKT platform. So on the prior comment about the GvHD and the severe pulmonary inflammation condition, this program look like multiple trials, it looks like two trials. Could you maybe share any details on the endpoints you're evaluating and maybe the number of kind of patients being enrolled? And obviously, relative to where standard of care, for example, is in acute GvHD. What does clinical success look like would be good to hear. And then I have a follow-up.

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Okay. There will be -- there are a couple of clinical trials that are moving forward. There's quite a bit of interest in the products. And these are areas that we've been building on our preclinical models, support advancing in our clinical data now do so, specifically in the pulmonary disease setting. I'll start with GvHD. This is a trial that's been funded preclinically and now clinically.

So the preclinical activity is being conducted in advanced in partnership with government collaborators at the NIH, the DoD through an STTR Grant. And those data are building off of one of our scientific advisers really seminal findings that iNKT cells have an important role, not only do they prevent GvHD, they naturally do not induce GvHD, they prevented and can mitigate as well. And mechanistically, Jenny Gumperz from University of Wisconsin has elucidated that in some elegant publications.

We were building onto that work in both preclinical setting as well as now in the clinical setting. The clinical study will be funded and has been announced through the University of Wisconsin by an award that will enable us to interrogate, number one dose. Number two, engraftment success. So dosing the cells after engraftment to increase the probability of success for engraftment.

And currently, as you know, these cells do not require cytotoxic lymphodepletion and can be administered without actually the lengthy hospitalization that's required and sometimes intolerable to many patients that are undergoing these procedures. Therefore, there's an opportunity and an unmet need for patients who either cannot tolerate the toxic lymphodepletion who are at high risk for engraftment failure or GvHD.

The standard end points here from a regulatory perspective would be the GvHD presence or absence essentially -- continuously, but finally at day 100. So a relatively rapid readout in this setting. Based on the tolerability profile of these cells, the lack of a need for cytotoxic lymphodepletion, there is an opportunity that's really quite differentiated here. And we believe with the cells durability of response, we expect that this could be quite a differentiated therapy for patients beyond what is currently available.

Success here currently still, about half of the patients undergoing hematopoietic stem cell transplantation do succumb to GvHD. And so bringing that down by 50% improvement or more would be substantially beneficial. And in fact, in -- and interactions with experts in this field, even a 20% reduction could be really quite meaningful. But we're looking for not an incremental change, but a substantial benefit to patients. So that is moving along, and we're looking forward to continuing to announce some upcoming milestones associated with the program, and we'll also expect to have some clinical data early next year.

We've already been meeting with teams on building on the findings based on some of the success observations we anticipate and what would registration interactions with the agency look like. So we're in the process of those FDA interactions as well to ensure that this program is set up to move very quickly.

Pulmonary diseases, while I have no one better than Dr. Terese to speak to you about the selection of patients in this population. Now we have -- we will be -- soon will be posting the detailed eligibility of these -- of the patient population to clinical trials, a moment that we formally activate the program for enrollment. So this will become publicly available relatively soon. In collaboration with Dr.

Hammond, her experience with the cells in critical care and with patients who have really had a substantial benefit both on trial and through emergency use, we've designed a population of patients in which we're going to be able to interrogate a few very important endpoints.

And I'll have Terese come on and speak a bit about the eligibility of those patients. We're being somewhat broad, effectively looking at patients with hypoxemic pneumonia. That's a substantial number of patients. We have some technical definitions that we've designed, and they are consistent with our interactions with the regulators to interrogate survival ventilator-free days and other regulatory endpoints.

What's different about our program is we also believe that we may, based on our observations from the Phase I, we may also be able to prevent secondary infections as we had seen a very strong signal of that in our earlier trials. And we may be able to combat some substantial challenges that are that we anticipate could be an important advancement and those are atypical bacterial issues or fungal complications that could result in premature death in this population. So I'll turn it to Terese to build on that.

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Terese Hammond Mink Therapeutics Inc - Head of Inflammatory and Pulmonary Diseases

Thank you, Jen, and thank you so much for your question and interest. I think all told the idea behind this is to try to use endpoints that have been well established in acute respiratory distressed syndrome and hypoxemic respiratory failure.

So as Jen said, our primary endpoint will be 28-day mortality. But as we release more public information as we post on clinicaltrials.gov, I think you'll find that there is some really intriguing secondary and also exploratory endpoints here. The concept of using these cells in respiratory disease and critical illness, I think is really timely. I always say that I've learned so much of what I know now in medicine from listening to oncologists. And I think as a pulmonary critical care doctor, we are now -- the time is now for us start incorporating cell therapies into the treatment of these really ill patients, patients that oftentimes have higher mortalities than most solid tumors or hematologic cancers these days.

The concept will be to look at a broad population of patients with severe pneumonia who also have moderate to severe hypoxemic respiratory failure and get a better sense both clinically and immunologically of what these cells are doing in this setting. So we're excited. I think we're excited on multiple fronts to use these cells and to see the results more almost as an agnostic treatment for a variety of organ failures.

And I'll just sort of end this by saying that I think the integration between our knowledge in solid tumors, especially tumors that are very immunologically active like mom and our increased interest in critical illness and pulmonary disease will be a very exciting avenue for us to pursue as we head into 2026.

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Mayank Mamtani B. Riley Securities Holdings Inc - Analyst

Super helpful color and look forward to that clinicaltrials.gov posting on the protocol. And then as you think about like having a product here that can be commercialized Jen, if you can maybe help us understand the manufacturing scale-up activities and how do you think of having a scale here knowing that you've been investing in manufacturing for a little while? And how you may be thinking of maybe even a nondilutive financing or funding in case there are some stocking requirements for some of the use cases you're discussing?

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Fantastic question. And I'm remiss that I did bring this up sooner. The manufacturing team, as you know, has -- just have such an incredibly talented group of manufacturing experts and manufacturing scientists. We've been able to get ourselves even since our last earnings call, we continue to experience the number of cells that we can really pull out of some of our donors. We're working with a new team of donors groups that can bring in new donors. And what we're observing right now is that we not only can optimize our donors for enrichment, but also our manufacturing process could has continued to increase the number of cells.

We're getting 1 billion cells per donor that give us not only substantial cost advantages, but also the ability to stockpile. We currently have quite a bit of material on hand to launch our trials, and we're going to continue to build that stock. Now as I think about the future, and I particularly think about data that's coming out of this large study with potential multidrug-resistant organisms and benefits on mitigating those as well as addressing a substantial need in patients with severe pulmonary complications, we have -- we expect and have launched some interactions for nondilutive financing that would allow us to expand beyond the current infrastructure that we have today.

So I'll say stay tuned, but I think there's an opportunity for us. The cells, they're stable. We can store them for now stability beyond 2.5, almost 3 years, and we can demonstrate that they still function Therefore, there's an opportunity for us to continue the production at scale that we, as an organization, don't necessarily need unless there is a substantial threat that would require treatment beyond what our current commercial needs would be.

And those are -- that's what we're getting ready for and those are the discussions that we currently have underway. And I think it's best fit for collaborators who either have substantial scale in the private sector or substantial interest, which is in the public sector, and both of those discussions are actively underway.

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Operator

Seeing no further questions at this time. This concludes the Q&A session. I now turn the call back to Dr. Jennifer Buell, for closing remarks.

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Jennifer Buell Mink Therapeutics Inc - President, Chief Executive Officer, Director

Thank you very much your continued support, and I look forward to continuing to update you in the future.

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Operator

This concludes today's call. A replay will be available in the Events and Presentations section of our investor website at https://investor.minktherapelics.com/event-and-presentation, and thank you for participating. You may now disconnect.